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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT


Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934



Date of Report
(Date of earliest event reported) - December 7, 1994


                           HUBCO, INC.
       (Exact Name of Registrant as Specified in Charter)


                           NEW JERSEY
         (State or Other Jurisdiction of Incorporation)

          1-10699                   22-2405746
(Commission File Number)(IRS Employer Identification No.)

      3100 Bergenline Avenue, Union City, New Jersey  07087
            (Address of Principal Executive Offices)

                         (201) 348-2300
                 (Registrant's Telephone Number)
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Item 5.   Other Events.

1. On December 7, 1994 HUBCO Inc. ("HUBCO"), through its subsidiary, Hudson United Bank (the "Bank"), acquired Shoppers Charge Accounts Co.
          ("Shoppers") of Jersey City, New Jersey for approximately $16.3 million in cash.

          The Shoppers transaction is being accounted for under the purchase method of accounting. The Bank recorded approximately $63.4 million in assets and $46.9 million in liabilities as a result of this acquisition. The difference reflects the shareholders' equity of Shoppers ($13.2 million) and the tax impacted purchase accounting adjustments of $3.3 million. HUBCO estimates that no goodwill will arise from the Shoppers transaction.

          Shoppers is among the twenty largest third party private label retail credit card companies in the United States. Private label revolving credit cards issued on behalf of retail stores by third party firms accounted for approximately one-third of outstandings on all retail credit cards at year-end 1992. Shoppers' credit operating system can also be used by the Bank to manage a traditional credit card portfolio.

          Shoppers will become a division of the Bank, and Thomas R. Nelson, Chief Operating Officer of Shoppers, will remain with the Bank with overall responsibility for the operations of the Shoppers division.


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Item 7 - Exhibits

     10 Stock Purchase Agreement dated as of December 7, 1994 by and among Hudson United Bank, Bernard Eichenbaum,
            David Leff and Shoppers Charge Accounts Co.

     99     Press Release dated December 7, 1994



                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, HUBCO, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     HUBCO, Inc.



Dated : December 7, 1994              By: KENNETH T. NEILSON
                                          Kenneth T. Neilson
                                            President and
                                            Chief Executive Officer